EXHIBIT 11.1

                            AXENT TECHNOLOGIES, INC.

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                   Period Ended March 31,
                                             -----------------------------------
                                                   1996              1997
                                             ----------------  -----------------

Income (loss) from continuing operations      $      83,000     $  (26,858,000)
Income from discontinued operations           $   1,027,000     $      173,000
                                             ----------------  -----------------

Net income                                    $  1, 110,000     $  (26,685,000)
                                             ================  =================

Weighted average common shares outstanding        8,982,599         12,646,000
Common shares issued within one year of
   initial filing                                     9,075            ---
Stock options issued within one year of
   initial filing (using the treasury stock
   method and public offering price of
   $14.00 per share)                                108,958            ---
                                             ----------------  -----------------

Weighted average number of common shares
   outstanding                                    9,100,632         12,646,000

Net income (loss) per common share and
   common share and common share equivalents:
      Continuing operations                   $        0.01     $        (2.12)
      Discontinued operations                 $        0.11     $         0.01
                                             ----------------  -----------------
                                              $        0.12     $        (2.11)
                                             ================  =================